Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in Registration Statement No. 333-182752 on Form S-8 of our report dated March 30, 2012, relating to the 2011 consolidated financial statements of Lucid, Inc and subsidiary (which report expresses an unqualified opinion and includes an explanatory paragraph relating to substantial doubt regarding the Company’s ability to continue as a going concern), appearing in the Annual Report on Form 10-K of Lucid, Inc. and subsidiary for the year ended December 31, 2012.

/s/ Deloitte &Touche LLP
Rochester, New York
March 29, 2013